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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of ANGI Homeservices, Inc. for the registration of 7,482,167 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated March 14, 2018, with respect to the consolidated and combined financial statements and the related notes and the financial statement schedule of ANGI Homeservices, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
October 22, 2018

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm